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FORM 5                                                                                                         OMB APPROVAL
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                ----------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                              OMB Number: 3235-0362
    subject to Section 16. Form                                                                        Expires: September 30, 1998
    4 or Form 5 obligations may      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response....1.0
[ ] Form 3 Holdings Reported                                                                            ----------------------------
[ ] Form 4 Transactions Reported
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol      |  6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer
                                       |                                                   |         (Check all applicable)
  AGTHE        KLAUS          E.       |   YELLOW CORPORATION (YELL)                       |     __X__ Director   _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |
131 MARSHSIDE DRIVE                    |     of Reporting        |        12/1998          |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|7. Individual or Joint/Group Filing
               (Street)                |                         |                         |   (Check Applicable Line)
                                       |                         |  5. If Amendment,       | _X_ Form filed by One Reporting Person
                                       |                         |     Date of Original    | ___ Form filed by More than One
ST. AUGUSTINE    FL              32084 |                         |     (Month/Year)              Reporting Person
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(City)          (State)          (Zip) |
                                       |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner-|7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               |               |--------------------------| of Issuer's | (D) or  | ficial
                                       |               |               |        | (A)  |          | Fiscal Year | Indirect| Owner-
                                       |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |               | Amount | (D)  |  Price   | and 4)      |(Instr.4)|(Instr.4)
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
  Common Stock                         |  4/16/1998    |   A           |1,225.00|  A   |   N/A    | 3,770.00    |    D    |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                             (Over)
                                                                                                                     SEC 2270 (7-96)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |            |------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |            |   (A)  |  (D)    |cisable|Date    |        | Shares    |
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
Directors Stock Option  |             |          |            |        |         |       |        |Common  |           |
Award                   |  24.9375    | 1/2/1998 |      A     |2,000.00|         |7/1/98 | 1/1/03 | Stock  | 2,000.00  | 24.9375
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |            |        |         |       |        |        |           |
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
9. Number of      |    10. Ownership of    |       11. Nature of          |
   Derivative     |        Derivative      |           Indirect           |
   Securities     |        Security:       |           Beneficial         |
   Beneficially   |        Direct (D)      |           Ownership          |
   Owned at End   |        or Indirect (I) |           (Instr. 4)         |
   of Year        |        (Instr. 4)      |                              |
   (Instr. 4)     |                        |                              |
                  |                        |                              |
------------------|------------------------|------------------------------|
    4,000.00      |        D               |                              |
------------------|------------------------|------------------------------|
                  |                        |                              |
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                  |                        |                              |
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                  |                        |                              |
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                  |                        |                              |
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                  |                        |                              |
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Klaus E. Agthe          1/28/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ---------------------  ------------------
                                                                                           **Signature of               Date
                                                                                             Reporting Person

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 2270 (7/96)
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